Exhibit 8.1

July 8, 2021

Board of Directors

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Blvd.

Suite 200

Virginia Beach, Virginia 23452

Re:       Wheeler Real Estate Investment Trust, Inc. – REIT Opinion

Ladies and Gentlemen:

We have acted as tax counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the Company filing the registration statement on Form S-11, Registration No.333-256699, dated June 2, 2021 (such registration statement, as amended through the date hereof, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). Under the Registration Statement, we understand that the Company is distributing to holders of the Company’s common stock non-transferable subscription rights (the “Rights Offering”) to purchase up to $30 million in aggregate principal amount of the Company’s 7.00% senior subordinated convertible notes due 2031 (the “Notes”).

In connection with the Rights Offering, we are delivering to you our opinion as to certain matters related to the qualification of the Company as a real estate investment trust (a “REIT”) within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We have reviewed certain documents (collectively, the “Documents”) that we have deemed necessary or appropriate as a basis for our opinions, including without limitation, (i) the organizational documents of the Company, (ii) the certificate, dated as of the date hereof, executed by a duly appointed officer of the Company setting forth certain factual representations (the “Officer’s Certificate”), and (iii) certain schedules, memoranda, financial information, and such other records and documents, as we have deemed relevant or appropriate.

Qualifications and Limitations

We have based our opinions on the correctness of the following specific assumptions:

1.                  The Company, at all times, has been, and will continue to be, operated in accordance with the laws of the State of Maryland in the manner described in its organizational documents;

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Board of Directors

Wheeler Real Estate Investment Trust, Inc.

July 8, 2021

2.                  The board of directors of the Company has not revoked or otherwise terminated, and will not exercise its discretion under the charter of the Company and applicable law to authorize the Company to revoke or otherwise terminate, its REIT election pursuant to Section 856(g) of the Code;

3.                  Each of the statements made in the Officer’s Certificate is true, correct, and complete without regard to any qualification as to knowledge or belief, and the Officer’s Certificate has been executed by the appropriate and authorized officer of the Company;

4.                  Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in any material respect;

5.                  The transactions contemplated by the Documents will be consummated in accordance with the terms thereof;

6.                  Any Documents that have not yet been executed will be finalized in substantially the same form as the versions that we have reviewed; and

7.                  The issuance of the Notes (and any other transactions in connection therewith) as set forth in the Documents will be consummated in accordance with the terms of the Documents.

Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or in the Documents. Consequently, we have relied on representations that the information presented in the Documents accurately and completely describes all material facts. No facts have come to our attention that would cause us to question the accuracy or completeness of the factual representations in the Documents.

Our opinions represent our evaluation of statutory, regulatory, judicial, and administrative authorities existing as of the date hereof, any of which are subject to change at any time, potentially with retroactive effect. We undertake no responsibility to advise you of any legal developments arising after the date hereof or to supplement or otherwise revise our opinions to reflect any such developments.

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue should be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend, in part, on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute that may arise in the future.

Board of Directors

Wheeler Real Estate Investment Trust, Inc.

July 8, 2021

In rendering our opinions, we also have relied upon the Code and the Treasury regulations promulgated thereunder, published rulings of the Internal Revenue Service (the “IRS”), and other interpretations of the Code and the Treasury regulations by the courts and the IRS, all as they exist and are in effect as of the date hereof. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time, and in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. We undertake no responsibility to advise you of any factual developments arising after the date hereof or to supplement or otherwise revise our opinions to reflect any such developments.

Our opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues raising under the tax laws of any other country, or any state or locality.

Our opinions are not binding on the IRS or any court, and there is no assurance or guarantee that the IRS or a court will agree with our conclusions.

Opinions

Based on the foregoing and subject to the limitations contained in this letter, we are of the opinion that:

1.                  commencing with its taxable year ended December 31, 2012, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2.                  the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that they constitute matters of law or legal conclusions with respect thereto, are a fair and accurate summary of the U.S. federal income tax considerations that are likely to be material to a holder of the Notes.

As described in the Registration Statement, qualification of the Company as a REIT will depend upon the satisfaction by the Company, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy all such requirements. We do not undertake to monitor whether the Company actually will satisfy the various qualification tests.

Board of Directors

Wheeler Real Estate Investment Trust, Inc.

July 8, 2021

We are providing this opinion letter to you solely in connection with the Registration Statement. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ WILLIAMS MULLEN